Exhibit 99.3

EMPLOYEE SHARE PURCHASE AGREEMENT

THIS EMPLOYEE SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of the 21st day of February, 2017, by and between MMA Capital Management, LLC (“Employer”) and Gary Mentesana (“Employee”).

WHEREAS, Employee is employed by Employer or one of its affiliates and is a member of Employer’s senior management team;

WHEREAS, in consideration of Employee’s bonus opportunity, Employer requires that Employee spend at least 30% of Employee’s annual pre-tax bonus for calendar year 2016 on the purchase of Employer’s publicly traded stock (NASDAQ: MMAC); and

WHEREAS, Employee desires to purchase such stock;

NOW THEREFORE, in consideration of the foregoing, and other good and value consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Agreement to Purchase Stock.  Employee hereby agrees to spend at least 30% of Employee’s pre-tax bonus received from Employer (or one of its affiliates) for calendar year 2016 to purchase shares of Employer in the public market.  Because Employee’s ability to purchase Employer’s shares is restricted from time to time due to the application of United States securities laws, Employer agrees that Employee shall be deemed to have fulfilled its obligations under this Agreement if Employee makes the required share purchases on or before September 30, 2017.

2. Holding Period.  Employee agrees to hold all of the shares purchased under this Agreement for a period of not less than three years from the date of purchase.  In the event that, because of financial hardship, Employee desires to sell some or all of the shares, Employee shall request permission for such sales from Employer’s Compensation Committee.  Prior to the end of the three year holding period, employee may sell shares only to the extent approved by the Compensation Committee.

3. Default.  If Employee fails to comply with the provisions of Sections 1 and 2, Employee may be subject to disciplinary action up to and including reduction of compensation and termination of service.

4. Relationship to Employment Agreement.  If Employee has an employment agreement with Employer, Employee agrees that this Agreement shall be deemed, and treated as, an amendment to such employment agreement.  In the event of any conflict with Employee's employment agreement, this Agreement shall control.

5. Acknowledgment of Restrictions.  Employee acknowledges that Employee is frequently in the possession of material nonpublic information.  Employee also acknowledges that the Company imposes a ban on trading by senior management during the period from the close of each calendar quarter through the release of the Company’s financial results for that quarter.  Employee further acknowledges that the Company imposes trading bans at other times due to the Company’s consideration, negotiation, or execution of material transactions.  Accordingly, Employee agrees not to buy or sell Employer’s stock during any period when Employer imposes a ban on such trades or when the Employee is for any reason in the possession of material nonpublic information.  Employee agrees to abide by the Company’s insider trading policy and the United States securities laws in buying and selling shares.

6. Miscellaneous.  This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof.  This Agreement may not be amended except in a writing signed by both parties.  Employee may not assign its rights or obligations under this Agreement.  This Agreement may be executed in multiple counterparts, which, taken together, shall constitute one and the same instrument.  This Agreement may be executed and delivered by PDF, telecopy, or other electronic means, with the same force and effect as the execution and delivery of original signature pages.

7. Opportunity to Consult. Employee acknowledges that Employee has been granted the opportunity to consult with counsel prior to the execution and delivery of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date and year first above written.

EMPLOYER:

MMA CAPITAL MANAGEMENT, LLC

By:	/s/ Michael Falcone
Name:	Michael Falcone
Title:	President & CEO

EMPLOYEE:

/s/Gary Mentesana
Name:	Gary Mentesana